Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of DuPont de Nemours, Inc. of our report dated February 12, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 1 and the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is June 3, 2021, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in DuPont de Nemours, Inc.’s Current Report on Form 8-K dated June 3, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 11, 2021